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EXHIBIT NO. 21.1



                           SUBSIDIARIES OF FIBERCHEM, INC.



         NAME                                         STATE OF INCORPORATION


    FCI Environmental, Inc. (formerly
    FCI Instruments, Inc.)                                    Nevada
    Fiberoptic Medical Systems, Inc. (inactive)               Nevada
    PetroTester, Inc. (inactive)                              New Mexico